                        JOSTENS, INC. AND SUBSIDIARIES

                  EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT



                                                  State or Other
         Name                              Jurisdiction of Organization
         ----                            --------------------------------

American Yearbook Company, Inc.                   Kansas
Hunter Publishing Company                         North Carolina
Jostens Canada, Ltd.                              Manitoba, Canada
Josten Engraving Company                          Minnesota
Josten's/Massachusetts, Inc.                      Massachusetts
Jostens Photography, Inc.                         California
Jostens Publishing Group, Inc.                    Minnesota
S. C. Cap and Gown, Inc.                          South Carolina
The Jostens Foundation, Inc.                      Minnesota
Wayneco Enterprises, Incorporated                 Pennsylvania
Wicat Systems, Inc.                               Delaware